PRINCIPAL FUNDS, INC.
AMENDED AND RESTATED SUB-
ADVISORY AGREEMENT
KLS DIVERSIFIED ASSET MANAGEMENT LP SUB-ADVISED FUND

    AMENDED AND RESTATED SUB-ADVISORY AGREEMENT (the
"Agreement") executed as of 1st day of October, 2017, by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (hereinafter called the "Manager"), and KLS DIVERSIFIED
ASSET MANAGEMENT LP, a Delaware limited partnership (hereinafter called the "Sub-Advisor").

W I T N E S S E T H:

    WHEREAS, the Manager is the manager and investment adviser to each Series of Principal Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment
Company Act of 1940, as amended (the "1940 Act") ; and

    WHEREAS, the Manager desires to retain the Sub-Advisor to render discretionary investment advisory services for all or a portion of the assets of each Series of the Fund identified in Appendix A hereto, as may be amended from time to time (hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

    WHEREAS, the Manager and the Sub-Advisor agree to amend and restate the Sub-Advisory Agreement between the Manager (having assumed the rights and obligations of Principal Management Corporation) and the Sub-Advisor dated as of July 7, 2015 (the "Existing Agreement ") upon the terms and conditions set forth herein; and

    WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management Agreement (the "Management Agreement")
with the Fund;
(b)	The  Fund's registration  statement  and financial
statements  as filed with  the  Securities  and Exchange
Commission (the "SEC");
(c)	The Fund's Articles of Incorporation and By-laws;
(d)	Policies, procedures or instructions adopted or approved by
the Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.

    NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth , the parties agree to amend and restate the Existing Agreement as follows:

1.	Appointment  of Sub-Advisor

In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of each Series as may be allocated to the Sub-Advisor by the Manager, from time to time (the "Allocated Assets"), subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.


2.	Obligations of and
Services to be Provided
by the Sub-Advisor
The Sub-Advisor will:
(a)	Provide investment advisory services, including but not limited to research, advice and supervision for the Allocated Assets of each Series.

(b)	Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for each Series consistent with each Series' respective objective(s) and policies and any specific criteria applicable to the Allocated Assets.

(c)	Implement the approved investment program for the Allocated
Assets by placing orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations , subject always to the provisions of the Fund's registration statement, Articles of Incorporation and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect. In connection therewith, the Sub-Advisor is hereby appointed as the Series' and the Fund's agent and attorney-in-fact for the limited purposes of executing account documentation agreements (including without limitation prime brokerage agreements, International
Swaps and Derivatives Association (ISDA) Master
Agreements, Bond Market Association Master Repurchase and Global Master Repurchase Agreements), and other contracts and documents as the Sub-Advisor shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Series.

(d)	Advise and assist the officers of the Fund, as reasonably
requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of each Series.

(e)	Maintain, in connection with the Sub-Advisor's investment
advisory services provided to the Allocated Assets, compliance with the 1940 Act and the regulations adopted by the SEC thereunder and the Series' investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information and any specific criteria applicable to the Allocated Assets, subject to receipt of such additional information as may be required from the Manager in accordance with Section 13(e).

(f)	Report to the Board of Directors of the Fund at such times
and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of each Series (and any specific criteria applicable to the Allocated Assets) are being observed.

(g)	Upon request, provide commercially reasonable assistance
and recommendation for the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's Board of Directors.

(h)	Furnish, at its own expense, (i) all necessary investment and management facilities , including salaries of clerical and other personnel employed by the Sub-Advisor required for it to execute its duties hereunder in good faith, and (ii)
administrative facilities, including bookkeeping, clerical
personnel and equipment necessary for the efficient conduct
of its duties under this Agreement. The Sub-Advisor shall not be responsible for any expenses incurred by the Fund or the
Series, except as otherwise specifically provided herein,
provided that the Sub-Advisor will need prior written approval from the Manager if such expenses are initiated by the Sub-
Advisor on behalf of the Fund or the Series (other than with respect to brokerage, settlement and other similar fees,
commissions and expenses, which the parties agree shall be
borne by the Fund).
(i)	Open accounts with Foreign Account Tax  Compliance  Act
compliant broker-dealers and futures commission merchants ("broker-dealers"), select broker-dealers to effect all transactions for each Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for each Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Series. The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's Board of Directors providing such information as the number of aggregated trades to which each Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-
Advisor shall use its best efforts to obtain execution of transactions for each Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to each Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-
Advisor in managing the Allocated Assets. In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under applicable law or under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

(j)	Maintain all accounts, books and records with respect to the
Allocated Assets as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940, as amended (the "Advisers
Act"), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or the Manager may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-
Advisor hereby agrees that all records that it maintains for each Series are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Series and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for a Series upon request by the Fund or the Manager. The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services the Sub-Advisor provides to a Series.

(k)	Observe and comply with Rule 17j-1 under the 1940 Act and
the Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time. The
Manager acknowledges receipt of a copy of the Sub-Advisor's current Code of Ethics. The Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of Ethics, and, upon written request, certification that the Sub-Advisor has implemented procedures for administering the Sub-Advisor's Code of Ethics.

(l)	From time to time as the Manager or the Fund may request,
furnish the requesting party reports on portfolio transactions and reports on investments held by a Series, all in such detail as the Manager or the Fund may reasonably request. The
Sub-Advisor will make available its
officers and employees to meet with the Fund's Board of Directors at the Fund's principal place of business on reasonable prior notice to review the investments of a Series.

(m)	Provide such information as is customarily provided by a sub-
advisor , or as may be required under applicable laws or reasonably requested by the Manager, for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal
Revenue Code of 1986, as amended (the "Code"), the 1940
Act, the Advisers Act, the Securities Act of 1933, as amended
(the "Securities Act"), and any state securities laws, and any rule or regulation thereunder . Such information includes, but is not limited to: the Sub-Advisor's compliance manual and policies and procedures adopted to comply with Rule 206(4)-7 of the Advisers Act; the Sub-Advisor's most recent annual compliance report or a detailed summary of such report;
timely and complete responses to all Quarterly Compliance
Questionnaires (including the identification of any material compliance matters and a copy of any material changes to the Sub-Advisor's Rule 206(4)-7 compliance policies and procedures marked to show changes along with a written summary of the purpose of each such change) , Annual Proxy
Voting Questionnaires, Annual Best Execution and Soft Dollar
Questionnaires, and responses to all other reasonable requests from the Manager. The Sub-Advisor agrees to make available for the Manager's review all deficiency letters issued by the SEC together with all responses given by Sub-Advisor to such letters. The Sub-Advisor will advise the Manager of any material changes in the Sub-Advisor's ownership within a reasonable time after any such change. Manager acknowledges receipt of Sub-Advisor's Form ADV more than 48 hours prior to the execution of this Agreement.

(n)	Cooperate with the Manager in its performance of quarterly
and annual tax compliance tests to monitor the Series' compliance with Subchapter M of the Code and Section
817(h) of the Code. If it is determined by the Manager or its tax advisors that the Series is not in compliance with the requirements imposed by the Code, the Sub-Advisor, in consultation with the Manager and its tax advisors, will take prompt, commercially reasonable action to bring the Series back into compliance within the time permitted under the Code.

(o)	Vote proxies received on behalf of each Series (with respect to the portion thereof allocated to the Sub-Advisor) in a manner consistent with the Sub-Advisor's proxy voting policies and procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Series to file Form N-PX as required by SEC rules.

(p)	Respond to tender offers, rights offerings and other voluntary corporate action requests affecting securities held by each Series (with respect to the portion thereof allocated to the Sub-Advisor) .

3.	Prohibited Conduct

In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets. The Manager agrees to provide a list of any such investment advisory firms, such list to be promptly updated by the Manager upon any changes thereto.

4.	Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Allocated Assets, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its directors, officers, employees , agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for a Series or other duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors , officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor) , or affiliates. In no event will the Sub-Advisor have any responsibility for any series of the Fund other than the Series, for any portion of the Series other than the Allocated Assets or for the acts or omissions of any other sub-adviser to the Series.

Notwithstanding anything in this Agreement to the contrary contained herein, the Sub-Advisor shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Manager, the Fund, the Series or to any shareholder resulting from any event beyond the reasonable control of the Sub-Advisor or its agents , including but not limited to, nationalization , expropriation , devaluation , seizure, or similar unusual actions by any governmental authority , de facto or de jure ; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or acts of war, terrorism, insurrection or revolution; or acts of God (collectively , "Force Majeure Events"). Upon the occurrence of a Force Majeure Event, the Sub-
Advisor shall endeavor to recommence performance or observance without delay, in a manner consistent with its obligations under the Advisers Act, the 1940 Act and as a fiduciary of the Fund.

6.	Trade Errors

The Sub-Advisor will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 5, the Sub-
Advisor shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade
Errors due to negligence, misfeasance, or disregard of duties of the Sub-Advisor or any of its directors , officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor) , or affiliates. For purposes under this Section 6, Trade Errors are defined as errors due to (i) erroneous orders by the Sub-Advisor for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities for the Series in an unintended amount or price; or (iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Fund's registration statement and/or imposed by applicable law or regulation (calculated at the Sub-Advisor 's portfolio level), unless otherwise agreed to in writing .

7.	Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Advisor
, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund; provided, however, that entry into any such arrangements shall not relieve the Sub-Advisor of any of its obligations under this Agreement.

8.	Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

9.	Duration and Termination of This Agreement
This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to such Series, shall continue in effect thereafter for the initial term set forth on Appendix B to this Agreement , and thereafter from year to year provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company , the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Allocated Assets of such Series during such period is in compliance with Rule 1Sa-4 under the 1940 Act.

This Agreement may be terminated with respect to a Series at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment," "voting security" and "majority of the outstanding voting securities") shall be applied.

10.	Amendment  of this Agreement

No amendment of this Agreement shall be effective unless in writing and signed by both parties. No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons (as defined in the 1940 Act) of the Manager, the Sub-Advisor, Principal
Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

11.	Services not Exclusive

The services of the Sub-Advisor to the Manager and the Series are
not to be deemed exclusive and the Sub-Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients. The
Manager agrees that Sub-Advisor may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Series. Nothing in this Agreement shall be deemed to require Sub-Advisor, its principals, affiliates, agents or employees to purchase or sell for the Series any security which it or they may purchase or sell for its or their own account or for the account of any other client.
12.	Additional Series

In the event the Manager wishes to appoint the Sub-Advisor to perform the services described in this Agreement with respect to one or more additional Series of the Fund after the effective date of this Agreement, such Series will become a Series under this Agreement upon the written agreement of the Sub-Advisor to such appointment, approval of this Agreement in the manner required by the 1940 Act and the amendment of Appendices A and B hereto.

13.	General Provisions

(a)	Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa.
The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)	Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392-0200, and the address of the Sub-Advisor shall be 452 Fifth Avenue, 22nd Floor, New
York NY 10018.

(c)	The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events, provided such notice is not prohibited by applicable law, regulation or order of a government agency or regulator with appropriate jurisdiction. Any notification will be considered prompt if it is given in a manner consistent with the Sub-Advisor's fiduciary and other obligations under the Advisers Act and contemporaneously with any regulatory filing or notice to other affected parties within the time that such filing or notice is required by applicable law:

(1)	the Sub-Advisor fails to be registered as an investment
adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

(2)	the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity , before or by any court, public board or body, involving the affairs of a Series.

(3)	the Sub-Advisor becomes aware of any pending or
threatened action, suit, proceeding, inquiry or investigation that is reasonably likely to result in a conviction, order, judgment or decree issued with respect to it or any affiliate that could reasonably be expected to result in the Sub-Advisor becoming ineligible to serve as an investment adviser of a registered investment company under the 1940 Act.

(4)	the Sub-Advisor becomes aware of a transaction or series of
transactions that is reasonably likely to result in a change in the management or control of the Sub-Advisor or a controlling person thereof or otherwise in the assignment (as defined in the 1940 Act) of this Agreement by the Sub-Advisor.

(d)	The Sub-Advisor acknowledges Manager's representation that the
Diversified Real Asset Fund series does not rely on the exclusion from the definition of "commodity pool operator" under Section 4.5 of the General Regulations under the Commodity Exchange Act
(the "CEA").

The Sub-Advisor represents that it is a commodity trading advisor duly registered with the Commodity Futures Trading Commission
(the "Commission ") and is a member in good standing of the National Futures Association (the "NFA") or is relying on an exemption from registration as a commodity trading advisor. As applicable, the Sub-Advisor shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity trading advisor during the term of this Agreement. Further, the Sub-Advisor agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification of the Sub-Advisor under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Sub-Advisor's commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding of which the Sub-Advisor is aware and that would reasonably likely to lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization relating to Sub-Advisor's registration as a commodity trading advisor, in each case, subject to applicable law, attorney-client privilege and confidentiality restrictions.

(e)	The Manager shall provide (or cause the Series custodian to
provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of a Series, cash requirements and cash available for investment in a Series, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(f)	The Sub-Advisor represents that it will not enter into any
agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Fund shares or shares issued by any other registered investment company. The Sub-
Advisor further represents that it is contrary to the Sub-Advisor's policies to permit those who select brokers or dealers for execution of Fund portfolio securities transactions to take into account the broker's or dealer's promotion or sale of Fund shares or shares issued by any other registered investment company.

(g)	The Sub-Advisor agrees that neither it nor any of its affiliates will in any way refer to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager.

(h)	This Agreement (including any appendices) contains the entire understanding and agreement of the parties and supersedes all other agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (including, without limitation, the Existing Agreement, which is hereby deemed null and void).

MANAGER SHOULD ALSO BE AWARE THAT THE SUB-ADVISOR MAY
ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS
CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE
THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO
A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS
WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION.
FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE
UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF
REGULATORY AUTHORITIES OR MARKETS IN NON UNITED STATES
JURISDICTIONS WHERE THE SUB-ADVISOR 'S TRANSACTIONS
MAY BE EFFECTED. BEFORE THE MA NAGER TRADES, THE
MANAGER SHOULD INQUIRE ABOUT ANY RULES RELEVANT TO
THE MANAGER'S PARTICULAR CONTEMPLATED TRANSACTIONS
AND ASK THE FIRM WITH WHICH THE MANAGER INTENDS TO
TRADE FOR DETAILS ABOUT THE TYPES OF REDRESS AVAILABLE
IN BOTH MANAGER'S LOCAL AND OTHER RELEVANT
JURISDICTIONS .

PURSUANT TO AN EXEMPTION FROM THE COMMISSIO N IN
CONNECTIO N WITH ACCOUNTS OF QUALIFIED ELIGIBLE
PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT
REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE
COMMISSION. THE COMMISSION DOES NOT PASS UPON THE
MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON
THE ADEQUACY OR ACCURACY OF COMMODITY TRADING
ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMISSION HAS
NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS
BROCHURE OR ACCOUNT  DOCUMENT.





[Signature page follows]

    IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


PRINCIPAL GLOBAL INVESTORS, LLC









By
/s/ Michael J. Beer


Name:
Michael J. Beer


Title:
Executive Director - Principal Funds









By
/s/ Adam U. Shaikh


Name:
Adam U. Shaikh


Title:
Counsel





KLS DIVERSIFIED ASSET MANAGEMENT LP









By
/s/ Michael P. Zarrilli


Name:
Michael P. Zarrilli


Title:
President & COO




























[Signature page to Principal Funds, Inc. Amended and
Restated Sub-Advisory Agreement]
APPENDIX A

[INTENTIONALLY OMITTED]
APPENDIX B


Effective Date and Initial Term of Sub-
Advisory Agreement for each Series
Series
Effective Date
Initial Term
Global Multi-Strategy Fund
July 7, 2015
2 Years